Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2026, relating to the financial statements of comScore Inc. and subsidiaries (the “Company”), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.
/s/ Deloitte & Touche LLP
McLean, Virginia
March 25, 2026